Exhibit 3.1.5

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number: 20110293146-99
Filing Date and Time: 04/20/2011 8:48 AM
Entity Number: E0097282007-8

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

STEELE RESOURCES CORPORATION

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Authorized shares: 900,000,000 shares of common stock; Par value: $.001 par value
Authorized shares: 5,000,000 shares of preferred stock

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Authorized shares: 300,000,000 shares of common stock; Par value: $.001 par value
Authorized shares: 5,000,000 shares of preferred stock

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) share of common stock for each three (3) issued shares of common stock

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Each fractional share will be rounded up to the next whole share.

7. Effective date of filing: (optional)

May 2, 2011
(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

/s/ Scott Dockter	President
Signature of Officer Title	Title